SCHEDULE 14A INFORMATION
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


                                DOCUMENT COMPANY
                                     XEROX

Xerox Corporation
800 Long Ridge Road
P.O. Box 1600
Stamford, Connecticut 06904


April 11, 1997

Dear Shareholders:

You are cordially invited to attend the Annual Meeting of Shareholders of Xerox Corporation to be held Thursday, May 15, 1997 at 10:00 a.m. at The Sutton Place Hotel, 955 Bay Street, Toronto, Ontario, Canada. Your Board of Directors and Management look forward to greeting personally those shareholders able to attend.

At the Annual Meeting, in addition to the election of 13 directors and the election of KPMG Peat Marwick LLP as independent auditors for 1997, you are being asked to consider and approve amendments to the 1991 Long-Term Incentive Plan. The Board of Directors unanimously recommends that you vote in favor of each of these proposals.

It is important that your shares be represented and voted at the Annual Meeting, regardless of whether or not you plan to attend in person. You are therefore urged to sign, date and mail the accompanying proxy card and return it promptly in the postage paid envelope provided.

For the Board of Directors,




/s/ Paul A. Allaire
-------------------
Paul A. Allaire
Chairman and Chief Executive Officer

Notice of Annual Shareholders' Meeting

The Annual Meeting of Shareholders of Xerox Corporation will be held at The Sutton Place Hotel, 955 Bay Street, Toronto, Ontario, Canada on Thursday, May 15, 1997, at 10:00 a.m. The purposes of the meeting will be to elect directors, to elect independent auditors for 1997, to approve amendments to the 1991 Long-Term Incentive Plan described on pages 24 through 28, and to conduct any other business as may properly come before the meeting.

The Board of Directors has determined that holders of Common Stock and Series B Convertible Preferred Stock of the Company at the close of business on March 27, 1997 will be entitled to notice of and to vote at the Annual Meeting.

We urge you to execute your proxy and return it in the enclosed envelope.

By order of the Board of Directors,




/s/ Eunice M. Filter
--------------------
Eunice M. Filter
Secretary

April 11, 1997


--------------------------------------------------------------------------------

Whether you plan to attend the meeting or not, please fill in, sign, date and mail the accompanying proxy as soon as possible. An envelope, which requires no postage if mailed in the United States, is included for your convenience.

--------------------------------------------------------------------------------

Proxy Statement

The Board of Directors of Xerox Corporation (Company or Xerox) is requesting your proxy for the Annual Meeting of Shareholders on May 15, 1997, and any adjournments thereof. By executing and returning the enclosed proxy card, you authorize the three directors whose names are listed on the front of it to represent you and vote your shares in connection with the purposes set forth in the Notice of Annual Meeting. The holders of a majority of the shares entitled to vote at the meeting must be present in person or represented by proxy in order to constitute a quorum for all matters to come before the meeting.

If you attend the meeting, you may of course vote by ballot. But if you are not present, your shares can be voted only when represented by a properly executed proxy. In this case you have several choices.

[bullet] You may vote on each proposal when returning the enclosed proxy card, in which case your shares will be voted in accordance with your choices.


[bullet] You may indicate a preference to abstain on any proposal, in which case no vote will be recorded.

[bullet] You may return a properly executed proxy, without indicating your voting preferences, in which case the proxies will vote your shares as follows: for election of the directors nominated by the Board of Directors; for election of KPMG Peat Marwick LLP as the Company's independent auditors for 1997; and for the approval of amendments to the 1991 Long-Term Incentive Plan.

You may revoke your proxy at any time, insofar as it has not been voted, by notifying the Corporate Secretary in writing.

Under the law of New York, the Company's state of incorporation, only votes cast "for" the election of directors or those cast "for" or "against" any other proposal will be counted in determining whether a nominee for director has been elected or whether any of the other proposals at this meeting have been approved. Abstentions, broker non-votes and votes withheld are not treated as votes cast at the meeting and will have the effect of a negative vote on Proposal 3, where the vote of the majority of outstanding shares is required. In the other proposals, they will have no effect on the outcome.

On March 27, 1997 the Company had outstanding 323,961,155 shares of Common Stock and 9,171,401 shares of Series B Convertible Preferred Stock, each of which is entitled to one vote on each proposal at the meeting. The Board of Directors has set the close of business on March 27, 1997 as the record date for determining the shareholders entitled to notice of and to vote at the meeting.

Proposal 1 -- Election of Directors

Shareholders annually elect directors to serve for one year and until their successors have been elected and shall have qualified. The 13 persons whose biographies appear on pages 5 through 11 have been proposed by the Board of Directors based on a recommendation by the Nominating Committee of the Board of Directors. The Nominating Committee consists of Vernon E. Jordan, Jr., Hilmar Kopper, Ralph S. Larsen, George J. Mitchell and N. J. Nicholas, Jr., none of whom is an officer or employee of the Company.

Eleven of the 13 nominees are neither employees nor former employees of Xerox, its subsidiaries or associated companies. These Board members bring to the Company valuable experience from a variety of fields.

The By-Laws of the Company require that all nominees for director file with the Secretary, at least 24 hours prior to the Annual Meeting, a statement indicating consent to being a nominee and, if elected, intention to serve as a director. Each of the nominees proposed by the Board of Directors has filed such a statement.

If for any reason, which the Board of Directors does not expect, a nominee is unable to serve, the proxies may use their discretion to vote for a substitute proposed by the Board of Directors.

The vote required for election as a director of the Company is a plurality of the votes cast at the meeting.

Committee Functions, Membership and Meetings

The Company's Board of Directors has several standing committees: the Audit, Nominating, Executive Compensation and Benefits, Finance and Executive Committees.

Audit Committee: The Audit Committee is responsible for recommending to the Board of Directors the engagement of independent auditors for the Company and reviewing with the independent auditors the plan and results of the auditing engagement. The committee reviews summaries of the year-end financial data and significant changes in accounting policies and financial reporting practices with management, the Company's Director, Corporate Audit and independent auditors. In addition, the committee reviews the recommendations contained in the independent auditors' audit management letter and management's response to that letter. The Audit Committee also reviews the plan for and results of the Company's internal audits. It is authorized to receive reports on such matters from the internal and external auditors and the Company's General Counsel as may be required by law. With the assistance of management it can review and investigate any such matter to the extent deemed appropriate.

The members of the Audit Committee are all non-employee directors: B. R. Inman, Antonia Ax:son Johnson, John D. Macomber, John E. Pepper, Martha R. Seger and Thomas C. Theobald. Mr. Macomber is the Chairman. Three meetings of the Audit Committee were held during 1996.

Nominating Committee: The Nominating Committee recommends to the Board of Directors nominees for election as directors of the Company. The committee considers the performance of incumbent directors in determining whether to recommend that they be nominated to stand for reelection.

The members of the Nominating Committee are Vernon E. Jordan, Jr., Hilmar Kopper, Ralph S. Larsen, George J. Mitchell and N. J. Nicholas, Jr. Mr. Jordan is the Chairman of the Nominating Committee. The committee held three meetings in 1996.

Shareholders who wish to recommend individuals for consideration by the Nominating Committee may do so by submitting a written recommendation to the Secretary of the Company, P.O. Box 1600, Stamford, Connecticut 06904. Submissions must include sufficient biographical information concerning the recommended individual, including age, employment and board memberships (if any), for the committee to consider, as well as a written consent by the nominee to stand for election if nominated by the Board of Directors and to serve if elected by the shareholders. Recommendations received by December 31, 1997 will be considered for nomination at the 1998 Annual Meeting of Shareholders. Recommendations received after December 31, 1997 will be considered for nomination at the 1999 Annual Meeting of Shareholders.

Executive Compensation and Benefits Committee: The Executive Compensation and Benefits Committee is responsible for recommending to the Board of Directors the remuneration arrangements for senior management of the Company, including the adoption of compensation plans in which senior management is eligible to participate and the granting of benefits under any such plans. The committee also consults with the Chief Executive Officer and advises the Board with respect to senior management succession planning.

B. R. Inman, Antonia Ax:son Johnson, Ralph S. Larsen, John D. Macomber and John
E. Pepper are the members of the Executive Compensation and Benefits Committee, and are all non-employee directors of the Company. Mr. Larsen is the Chairman. Three meetings of the committee were held in 1996.

Finance Committee: The Finance Committee oversees the investment management of the Company's employee profit sharing and retirement plans. In addition, the Finance Committee is responsible for reviewing the Company's asset mix, capital structure and strategies, financing strategies, insurance coverage and dividend policy.

The members of the Finance Committee, all of whom are non-employee directors, are Vernon E. Jordan, Jr., Hilmar Kopper, George J. Mitchell, N. J. Nicholas, Jr., Martha R. Seger and Thomas C. Theobald. Mr. Nicholas is the Chairman of the Finance Committee. The Finance Committee held four meetings in 1996.

Executive Committee: The Executive Committee has all the authority of the Board of Directors, except with respect to certain matters that by statute may not be delegated by the Board of Directors. The committee acts only in the intervals between meetings of the full Board of Directors. It acts usually in those cases where it is not feasible to convene a special meeting or where the agenda is the technical completion of undertakings already approved in principle by the Board. The members of the Executive Committee are Paul A. Allaire,
B. R. Inman and Vernon E. Jordan, Jr. Mr. Allaire is the Chairman. The Executive Committee did not meet in 1996.

Attendance and Remuneration of Directors

Nine meetings of the Board of Directors and 13 meetings of the Board committees were held in 1996. All incumbent directors other than Hilmar Kopper attended at least 75 percent of the total number of meetings of the Board of Directors and Board committees on which they served. The Company believes that attendance at meetings is only one means by which directors may contribute to the effective management of the Company and that the contributions of all directors have been substantial and are highly valued.

Directors who are not employees of the Company receive $65,000 per year for service as a director, an annual award of 2,500 stock options, and reimbursement for out-of-pocket expenses incurred in connection with attendance at meetings and other services as a director. Directors who are employees of subsidiary companies are not eligible to receive stock option awards and Directors who are employees of the Company do not receive any compensation for service as a director.

Pursuant to the Restricted Stock Plan For Directors, $25,000 of the annual director's fee of $65,000 is paid in the form of restricted shares of Common Stock of the Company. The shares may not be sold or transferred except upon death, retirement, disability, change in control or termination of service as a director with the consent of a majority of the Board of Directors. If the individual's service as a director is terminated for any other reason, the shares are forfeited. The holders of restricted shares are entitled to all distribution and voting rights of the Common Stock. The directors have the option to receive part or all of their total cash fees for service on the Board and committees of the Board in the form of shares of Common Stock, which may be restricted or unrestricted at the election of the individual. The number of shares issued is based on the market value at the time the fee is payable. The shares held by directors under this Plan are included in the Xerox securities owned shown in the biographies of the directors beginning on page 5.

Terms Used in Biographies

To help you consider the nominees, we use a biographical format that provides a ready reference on their backgrounds. Certain terms used in the biographies may be unfamiliar to you, so we are defining them here.

Xerox securities owned means the Company's Common Stock, including restricted shares of Common Stock issued under the Restricted Stock Plan For Directors, and Series B Convertible Preferred Stock. Series B shares are owned through the individual's account in the Xerox Employee Stock Ownership Plan. None of the nominees owns any of the Company's other securities.

Options/Rights/Restricted Shares is the number of the Company's shares of Common Stock held subject to performance-based vesting restrictions and shares of Common Stock subject to stock options and incentive stock rights held by a nominee.

Immediate family means the spouse, the minor children and any relatives sharing the same home as the nominee.

Unless otherwise noted, all Xerox securities held are owned beneficially by the nominee. This means he or she has or shares voting power and/or investment power with respect to the securities, even though another name-that of a broker, for example-appears in the Company's records. All ownership figures are as of March 27, 1997.

For information on compensation for officers, see the compensation section starting on page 14.


[Photograph of Paul A. Allaire]

                     Paul A. Allaire

                     Age: 58     Director since: 1986

                     Xerox securities owned: 192,759 common shares; 454 Series B Convertible Preferred shares

                     Options/Rights/Restricted Shares: 922,541 common shares

                     Occupation: Chairman and Chief Executive Officer and Chairman of the Executive Committee, Xerox Corporation.

                     Education: BS, Worcester Polytechnic Institute; MS, Carnegie-Mellon University.

Other Directorships: Fuji Xerox Co., Ltd.; Lucent Technologies, Inc.; The New York Stock Exchange, Inc.; Rank Xerox Limited; Sara Lee Corporation; SmithKline Beecham plc; and Xerox Financial Services, Inc.

Other Background: Joined Xerox in 1966. Member, Board of Trustees, Carnegie-Mellon University and Member, Business Advisory Council of the Graduate School of Industrial Administration, Carnegie-Mellon University. Member, Board of Trustees, Worcester Polytechnic Institute. Member, The Business Roundtable, and The Business Council. Member, Board of Directors, the Council on Foreign Relations, the New York City Ballet, and Catalyst. Chairman, Council on Competitiveness.

[Photograph of B. R. Inman]


                     B. R. Inman

                     Age: 67     Director since: 1987

                     Xerox securities owned: 3,879 common shares and an indirect interest in approximately 4,027 common shares through the Deferred Compensation Plan

                     Options/Rights/Restricted Shares: 2,500

                     Occupation: Investor.

                     Education: BA, University of Texas.

                     Other Directorships: Fluor Corporation; Science Applications International Corporation; SBC Communications, Inc.; and Temple-Inland Inc.

                     Other Background: Entered Naval Reserve in 1951, graduated from National War College in 1972, promoted to Rear Admiral in 1974, to Vice Admiral in 1976 and to Admiral in 1981. Retired with permanent rank of Admiral in 1982. Between 1974 and 1982 served as Director of Naval Intelligence, Vice Director of the Defense Intelligence Agency, Director of the National Security Agency and Deputy Director of Central Intelligence. Between 1983 and 1989 served as Chairman and Chief Executive Officer of Microelectronics and Computer Technology Corporation. Served as Chairman, President and Chief Executive Officer, Westmark Systems, Inc., 1987 to 1989 and Chairman, Federal Reserve Bank of Dallas, 1987 to 1990. Member, National Academy of Public Administration. Trustee, the American Assembly, the Center for Excellence in Education and the California Institute of Technology. Adjunct Professor at the LBJ School of Public Affairs and at the Graduate School of Business of the University of Texas at Austin. Member of the Audit, Executive Compensation and Benefits, and Executive Committees of Xerox.


[Photograph of Antonia Ax:son Johnson]

                     Antonia Ax:son Johnson

                     Age: 53     Director since: 1996

                     Xerox securities owned: 275 common shares and an indirect interest in approximately 746 common shares through the Deferred Compensation Plan


                     Options/Rights/Restricted Shares: 2,500

                     Occupation: Chairman, Axel Johnson AB and Axel Johnson,
                     Inc.

                     Education: BA, MA, University of Stockholm.

                     Other Directorships: Axel Johnson International, Hemkop AB, Ahlens AB, Saba Trading AB, Nordstjernan AB, Spira AB.


                     Other Background: In 1971 joined the Axel Johnson Group; became primary stockholder in 1975 and Owner and Chairman in 1982. Board Member, the Royal Swedish Academy of Engineering Sciences, The International Institute for Industrial Environmental Economics of the University of Lund, The World Business Council for Sustainable Development, Middlebury College, The Advisory Council of the Graduate Business School of Stanford University, The Axel and Margaret Ax:son Johnson Foundation, Chairman of the City Mission of Stockholm and The Business Leadership Academy. Member of the Audit and Executive Compensation and Benefits Committees of Xerox.

[Photograph of Vernon E. Jordan, Jr.]

                     Vernon E. Jordan, Jr.

                     Age: 61     Director since: 1974

                     Xerox securities owned: 11,897 common shares and an indirect interest in approximately 3,287 common shares through the Deferred Compensation Plan

                     Options/Rights/Restricted Shares: 2,500

                     Occupation: Partner, Akin, Gump, Strauss, Hauer & Feld,
                     LLP.

                     Education: BA, DePauw University; JD, Howard University Law School.

                     Other Directorships: American Express Company; Bankers Trust Company; Bankers Trust New York Corporation; Dow Jones & Co.; J.C. Penney Company, Inc.; Revlon Group; Ryder System, Inc.; Sara Lee Corporation; and Union Carbide Corporation.

Other Background: Became a partner in the law firm of Akin, Gump, Strauss, Hauer & Feld in 1982, following ten years as President of the National Urban League, Inc. Member of the Bar of Arkansas, Georgia and the District of Columbia as well as the U.S. Supreme Court Bar. Director of the Brookings Institution, the LBJ Foundation, Howard University, the NAACP Legal Defense and Education Fund, Inc. Trustee of the Ford Foundation. Former Member of the National Advisory Commission on Selective Service, the American Revolution Bicentennial Commission, the Presidential Clemency Board, the Advisory Council on Social Security, the Secretary of State's Advisory Committee on South Africa and the President's Advisory Committee of the Points of Light Foundation. Chairman of the Nominating Committee and member of the Finance and Executive Committees of Xerox.

[Photograph of Yotaro Kobayashi]

                     Yotaro Kobayashi

                     Age: 63     Director since: 1987

                     Xerox securities owned: 7,415 common shares

                     Options/Rights/Restricted Shares: 2,500

                     Occupation: Chairman and Chief Executive Officer, Fuji Xerox Co., Ltd.

                     Education: BA, Keio University; MBA, Wharton Graduate School, University of Pennsylvania.

                     Other Directorships: Fuji Xerox Co., Ltd.; ABB Asea Brown Boveri Ltd.; Iwaki Glass Co., Ltd.; and Japan Research Center Co., Ltd.

Other Background: Joined Fuji Photo Film Co., Ltd in 1958, was assigned to Fuji Xerox Co., Ltd. in 1963, named President and Chief Executive Officer in 1978 and Chairman and Chief Executive Officer in 1992. Chairman of the Japan-U.S. Business Council. Vice-Chairman, Japan Association of Corporate Executives. Member of the Trilateral Commission; University Council and Curriculum Council of the Ministry of Education, Science, Sports and Culture; Economic Council of the Economic Planning Agency; the International Council of JP Morgan; the International Advisory Board of Northern Telecom Limited; the International Advisory Board of the Council on Foreign Relations; the Board of Overseers of The Wharton School of the University of Pennsylvania and the Advisory Council of the Institute for International Studies, Stanford University. Vice-Chairman, Board of Trustees, International University of Japan and member of the Board of Trustees, Keio University. Former member of the U.S. Japan Advisory Commission and The Provisional Council for the Promotion of Administrative Reform. Past Chairman, Japan Business Machine Makers Association.

[Photograph of Hilmar Kopper]

                     Hilmar Kopper

                     Age: 62     Director since: 1991

                     Xerox securities owned: 6,880 common shares

                     Options/Rights/Restricted Shares: 2,500

                     Occupation: Spokesman of the Board of Managing Directors, Deutsche Bank AG.

                     Education: High school diploma.

                     Other Directorships: Akzo NV; Bayer AG; Daimler-Benz AG; Linde AG; Deutsche Lufthansa AG; Mannesmann AG; Munchener Ruckversicherung AG; Solvay SA; VEBA AG; and RWE AG.

Other Background: Apprenticeship with Rheinisch-Westfalischen Bank AG in Cologne, 1954. Management trainee at J. Henry Schroder Banking Corporation, New York. Foreign Department, Deutsche Bank's Central Office in Dusseldorf and Manager, Leverkusen branch, 1969. Appointed to the Board of Managing Directors of Deutsche Bank subsidiary European Asian Bank AG in Hamburg, 1972. Executive Vice President, Deutsche Bank AG, 1975; and Member of the Board of Managing Directors, Deutsche Bank AG, 1977. Succeeded Alfred Herrhausen as Spokesman of the Board of Managing Directors, December 1989. Member of the Finance and Nominating Committees of Xerox.


[Photograph of Ralph S. Larsen]

                     Ralph S. Larsen

                     Age: 58     Director since: 1990

                     Xerox securities owned: 9,217 common shares and an indirect interest in approximately 9,296 common shares through the Deferred Compensation Plan


                     Options/Rights/Restricted Shares: 2,500

                     Occupation: Chairman and Chief Executive Officer, Johnson & Johnson.

                     Education: BBA, Hofstra University.

                     Other Directorships: Johnson & Johnson; AT&T, The New York Stock Exchange, Inc.

                     Other Background: Joined Johnson & Johnson in 1962, was named Vice President of Marketing, McNeil Consumer Products Company in 1980. President of Becton Dickinson's Consumer Products Division, 1981 to 1983. Returned to Johnson & Johnson as President of its Chicopee subsidiary in 1983. Named a company Group Chairman in 1986, and Chairman of the Board and Chief Executive Officer in 1989. Member, Board of the Tri-State United Way. Member of The Business Council and the Policy Committee of The Business Roundtable. Served two years in the U.S. Navy. Chairman of the Executive Compensation and Benefits Committee and member of the Nominating Committee of Xerox.

[Photograph of John D. Macomber]

                     John D. Macomber

                     Age: 69     Director since: 1994, and 1987 to 1989

                     Xerox securities owned: 16,701 common shares and an indirect interest in approximately 4,690 common shares through the Deferred Compensation Plan

                     Options/Rights/Restricted Shares: 2,500

                     Occupation: Principal, JDM Investment Group.

                     Education: BA, Yale University; MBA, Harvard University Graduate School of Business Administration.

                     Other Directorships: Bristol-Myers Squibb Company; Brown Group Inc; Lehman Brothers; Pilkington plc; and Textron.

                     Other Background: Principal of JDM Investment Group since 1992. Served as Chairman and President, Export-Import Bank of the United States, 1989 to 1992. Joined Celanese Corporation in 1973 as President and held the positions of Chairman and Chief Executive Officer from 1980 to 1987. Prior to joining Celanese, served as Senior Director with McKinsey & Co. Inc. Member of the Advisory Board of the Center for Strategic and International Studies and STRIVE. Member of the Board of Directors of the Atlantic Council of the United States, the French-American Foundation and the National Executive Services Corps. Member of the Council on Foreign Relations and the Bretton Woods Committee. Trustee of the Carnegie Institution of Washington and the Folger Library. Chairman, Council For Excellence In Government. Served two years in the U.S. Air Force. Chairman of the Audit Committee and member of the Executive Compensation and Benefits Committee of Xerox.


[Photograph of George J. Mitchell]

                     George J. Mitchell

                     Age: 63     Director since: 1996

                     Xerox securities owned: 1,200 common shares and an indirect interest in approximately 185 common shares through the Deferred Compensation Plan

                     Options/Rights/Restricted Shares: 2,500

                     Occupation: Special Counsel, Verner, Liipfert, Bernhard, McPherson and Hand, Chartered

                     Education: BA, Bowdoin College; LLB, Georgetown University Law Center.

                     Other Directorships: Federal Express Corporation, The Walt Disney Company, UNUM Corporation.

Other Background: Trial lawyer with the U.S. Department of Justice Antitrust Division, 1960 to 1962. Served as Executive Assistant to U.S. Senator Edmund S. Muskie from 1962 to 1965. Private law practice from 1965 to 1977. Served as U.S. Attorney for Maine, 1977 to 1979; appointed U.S. District Court Judge in 1979; resigned in 1980 to accept appointment to the U.S. Senate. Elected U.S. Senator from the State of Maine in 1982, serving as Majority Leader of the Senate from 1989 to 1995 when he retired from the Senate and joined the law firm of Verner, Liipfert, Bernhard, McPherson and Hand. He also serves as Chairman of the International Crisis Group and as Chairman of The Peace Negotiations in Northern Ireland. Member of the Finance and Nominating Committees of Xerox.

[Photograph of N. J. Nicholas, Jr.]

                     N. J. Nicholas, Jr.


                     Age: 57     Director since: 1987

                     Xerox securities owned: 9,573 common shares and an indirect interest in approximately 7,934 common shares through the Deferred Compensation Plan

                     Options/Rights/Restricted Shares: 2,500

                     Occupation: Investor.

                     Education: BA, Princeton University; MBA, Harvard University Graduate School of Business Administration.

                     Other Directorships: Bankers Trust Company; Boston Scientific Corporation.

                     Other Background: President and Co-Chief Executive Officer, Time-Warner Inc., 1990 to 1992. Former member of the President's Advisory Committee on Trade Policy and Negotiations and the President's Commission on Environmental Quality. Chairman of the Advisory Board of Columbia University Graduate School of Journalism. Chairman of the Finance Committee and Member of the Nominating Committee of Xerox.

[Photograph of John E. Pepper]

                     John E. Pepper

                     Age: 57     Director since: 1990

                     Xerox securities owned: 19,138 common shares and an indirect interest in approximately 2,855 common shares through the Deferred Compensation Plan; immediate family owns 3,000 shares

                     Options/Rights/Restricted Shares: 2,500

                     Occupation: Chairman of the Board and Chief Executive, The Procter & Gamble Company.

                     Education: BA, Yale University.

                     Other Directorships: Motorola, Inc.; The Procter & Gamble Company.

Other Background: Joined Procter & Gamble in 1963. Named Executive Vice President and elected to the Board of Directors in 1984, named President in 1986 and Chairman and Chief Executive in 1996. Chairman, Total Quality Leadership Steering Committee. Co-Chair, Governor's Education Council of the State of Ohio and Cincinnati Youth Collaborative. Member, Board of Directors, National Alliance of Business. Member, Cincinnati Business Committee, Grocery Manufacturers of America, Yale Corporation, The Business Council and The Business Roundtable. Trustee, Cincinnati Council on World Affairs, Christ Church Endowment Fund, Center for Strategic and International Studies. Served three years in the U.S. Navy. Member of the Audit and Executive Compensation and Benefits Committees of Xerox.

[Photograph of Martha R. Seger]

                     Martha R. Seger

                     Age: 65     Director since: 1991

                     Xerox securities owned: 3,936 common shares and an indirect interest in approximately 4,519 common shares through the Deferred Compensation Plan

                     Options/Rights/Restricted Shares: 2,500

                     Occupation: Financial economist and Former Governor, Federal Reserve System; currently Distinguished Visiting Professor of Finance, Hillsdale College.

                     Education: BBA, MBA, PhD, University of Michigan.

                     Other Directorships: Fluor Corporation; Michigan Mutual and the Amerisure Companies; Amoco Corporation; Johnson Controls; Providian Corporation; The Kroger Co.; and Tucson Electric Power Co.

                     Other Background: Financial Economist, Federal Reserve Board, 1964 to 1967. Chief Economist, Detroit Bank & Trust, 1967 to 1974, elected Vice President in 1971. Vice President, Economics and Investments, Bank of the Commonwealth (Detroit), 1974 to 1976. Adjunct Associate Professor, University of Michigan, 1976 to 1979. Associate Professor of Economics and Finance, Oakland University, 1980. Commissioner of Financial Institutions, State of Michigan, 1981 to 1982. Professor of Finance, Central Michigan University, 1983 to 1984. Governor, Federal Reserve System, 1984 to 1991. Member of the Audit and Finance Committees of Xerox.


[Photograph of Thomas C. Theobald]

                     Thomas C. Theobald

                     Age: 59     Director since: 1983

                     Xerox securities owned: 4,479 common shares and an indirect interest in approximately 4,918 common shares through the Deferred Compensation Plan

                     Options/Rights/Restricted Shares: 2,500

                     Occupation: Managing Director, William Blair Capital Partners, LLC.

                     Education: AB, College of the Holy Cross; MBA, Harvard University Graduate School of Business Administration.

                     Other Directorships: Anixter International; Enron Global Power & Pipelines; LaSalle Income and Growth Fund; Mutual of New York; Peregrine Asia Pacific Growth Fund; Stein Roe Funds.

                     Other Background: Began career with Citibank in 1960, appointed Vice Chairman and elected a Director of Citicorp in 1982. Chairman, Continental Bank Corporation, 1987 to 1995. Director of the Associates of the Harvard Business School, The MacArthur Foundation and the Chicago Council on Foreign Relations. Trustee, Northwestern University. Member of the Committee on Architecture of the Art Institute of Chicago. Member of the Audit and Finance Committees of Xerox.

Ownership of Company Securities

The Company knows of no person who, or group which, owns beneficially more than 5% of any class of its equity securities as of December 31, 1996, except as set forth below (1).

-----------------------------------------------------------------------------------------------------------------------
                                                                                  Amount
                                                                               Beneficially              Percent
        Title of Class                Name of Address of Beneficial Owner         Owned                 of Class
-----------------------------------------------------------------------------------------------------------------------
Series B Convertible Preferred      State Street Bank and Trust Company,                  9,212,074                100%
 Stock(2)                           as Trustee,
                                    225 Franklin Street, Boston, MA(3)

Common Stock                        State Street Bank and Trust Company,                  7,292,309(4)             9.9%(5)
                                    as Trustee under other plans and accounts
                                    225 Franklin Street, Boston, MA

(1) The words "group" and "beneficial" are as defined in regulations issued by the Securities and Exchange Commission (SEC). Beneficial ownership under such definition means possession of sole voting power, shared voting power, sole dispositive power or shared dispositive power. The information provided in this table is based solely upon the information contained in the Form 13G filed by the named entity with the SEC.

(2)  These shares have equal voting rights with the Common Stock.

(3) Held as Trustee under the Xerox Employee Stock Ownership Plan. Each participant may direct the Trustee as to the manner in which shares allocated to his or her account shall be voted. The Trust Agreement provides that the Trustee shall vote any shares allocated to participants' accounts as to which it has not received voting instructions and any shares which have not been so allocated, in the same proportions as shares in participants' accounts as to which voting instructions are received. The power to dispose of shares is governed by the terms of the Plan and elections made by participants.

(4) Withinthis total as to certain of the shares, State Street Bank and Trust Company has sole voting power 2,932,435 shares, shared voting power 4,046,766 shares, sole dispositive power 3,229,343 shares and shared dispositive power 4,062,966 shares.

(5) Percentage based upon assumption that all Series B Convertible Preferred Stock were converted into 27,636,227 shares of Common Stock.

Shares of Common Stock and Series B Convertible Preferred Stock of the Company owned beneficially by its directors and nominees for director, each of the executive officers named in the Summary Compensation Table below and directors and all officers as a group, as of March 27, 1997, were as follows:

--------------------------------------------------------------------------------
                                                       Amount           Total
     Name of                                         Beneficially       Stock
     Beneficial Owner                                   Owned          Interest
--------------------------------------------------------------------------------
     Paul A. Allaire  ...........................        761,884     1,115,754
     William F. Buehler  ........................         86,910       161,751
     Allan E. Dugan   ...........................        134,947       210,287
     B.R. Inman    ..............................          4,704        10,406
     Antonia Ax:son Johnson    ..................          1,100         3,521
     Vernon E. Jordan, Jr.  .....................         12,722        17,684
     Yotaro Kobayashi    ........................          8,240         9,915
     Hilmar Kopper    ...........................          7,705         9,380
     Ralph S. Larsen  ...........................         10,042        21,013
     John D. Macomber    ........................         17,526        23,891
     George J. Mitchell  ........................          2,025         3,885
     N.J. Nicholas, Jr.  ........................         10,398        20,007
     John E. Pepper   ...........................         19,962        24,493
     A. Barry Rand    ...........................        131,958       241,658
     Barry D. Romeril    ........................        117,651       216,656
     Martha R. Seger  ...........................          4,761        10,955
     Thomas C. Theobald  ........................          5,304        11,897
     Directors and All Officers as a group    ...      2,599,150     5,318,662


The shares of Common Stock, and Series B Stock owned by each director and officer named and by all directors and officers as a group represent less than 1% of the aggregate number of shares of Common Stock and Series B Stock outstanding at March 27, 1997. The numbers shown in the Amount Beneficially Owned column are the shares of Common Stock considered owned by the directors and officers in accordance with SEC rules, including shares of Common Stock which officers and directors had a right, within 60 days, to acquire upon the exercise of options or rights, all of which shares were deemed outstanding for purposes of computing the percentage of Common Stock and Series B Stock outstanding and beneficially owned. The numbers shown in the Total Stock Interest column include the amount shown in the Amount Beneficially Owned column plus options held by officers not exercisable within 60 days, incentive stock units and restricted shares, as well as the interests of officers and directors in the Xerox Stock Fund under the Profit Sharing and Savings Plan and the Deferred Compensation Plans.

Executive Compensation

Report of the Executive Compensation and Benefits
Committee of the Board of Directors

Executive Officer Compensation

The compensation paid to the Company's executive officers is determined by the Executive Compensation and Benefits Committee (Committee) of the Board of Directors. The Committee's members are each independent, non-employee directors of the Company who establish the policies that govern the compensation paid to Xerox executive officers, determine overall and individual compensation goals and objectives, grant awards and certify achievement of performance under the Company's various annual and long-term incentive plans and approve actual compensation payments.

The compensation policy established by the Committee provides that target levels of compensation as well as the benefits provided executive officers are intended to be equal to or better than the compensation paid by other companies in the marketplace in which Xerox operates and competes for equivalent skills and competencies for positions of similar responsibilities and desired levels of performance. The Company's executive compensation policies, plans and programs are designed to provide competitive levels of compensation that align pay with the Company's annual and long-term performance objectives and that recognize corporate and individual achievement while supporting the Company objectives of attracting, motivating and retaining high performing executives. In order to determine appropriately competitive levels of compensation, the Committee annually reviews, evaluates and compares Xerox executive officer compensation to relevant external, competitive compensation data. At its meeting on December 9, 1996, the Committee reviewed the reported compensation data of firms which were part of the Business Week Computers and Peripherals Industry Group (which are included in the data shown on the performance graph on page 23 below), as well as a broader group of organizations with which the Company is likely to compete for executive expertise and which are of similar size and scope. The latter group includes large capitalization, multinational companies in technology, office equipment and other industries.

Base salaries are determined by the Committee, in its judgment, taking into account the competitive data referenced above. In addition, a substantial portion, generally two-thirds or more of targeted total compensation, of each executive officer's total compensation is at risk and variable from year to year because it is linked to specific performance measures of the business.

The three principal variable pay programs that were utilized in 1996 to align executive officer pay with Company and individual performance as reported in this Proxy Statement are briefly described below:

       Executive Performance Incentive Plan (EPIP): This plan, approved by Shareholders at the Company's Annual Meeting on May 18, 1995, provides the Committee with an incentive vehicle to compensate eligible executives for significant contributions to the performance of the Company while preserving the tax deductibility of payments made under the Plan even if an executive's compensation exceeds $1,000,000 in any year as described in Section 162(m) of the Internal Revenue Code of 1986, as amended. Awards under the Plan are made from incentive payment pools created by applying pre-determined percentages to appropriately relevant performance measures as described in the Plan. These measures and percentages for awards made by the Committee during 1996 were 2% of the Company's Document Processing profit before tax (PBT) for the 1996 one-year performance period, 1-1/2% of cumulative PBT for the three-year performance period commencing in 1995, 3% of reduction in Financial Services debt for the 1996 one-year performance period and 2.5% of such reduction for the three-year performance period commencing in 1995. Ten percent (10%) of the resulting incentive payment PBT pool is payable to the Chief Executive Officer of the Company and five percent (5%) of the pool is payable to every other participant in the Plan. Five percent (5%) of the Financial Service debt reduction pool is payable to Stuart B. Ross, its chief executive officer. The Plan provides the Committee with discretion to reduce the amount otherwise payable under an award to any participant to any amount, including zero, except in the case of a change in control as defined. The amount determined by the above formula cannot be increased. For the full year 1996, the CEO and ten (10) other executive officers participated in the Plan.

   For 1996, the PBT pool amounted to $41,340,000 and the Committee exercised its discretion by reducing total payments to the executive officers from the pool from $22,737,000 to $2,926,677.

       Annual Performance Incentive Plan (APIP): Under the APIP, executive officers of the Company may be entitled to receive performance related cash payments provided that annual, Committee-established performance objectives are met. At its February 5, 1996 meeting, the Committee approved for each officer not participating in EPIP, an annual incentive target and maximum opportunity expressed as a percentage of their March 1, 1996 base salary. The Committee also established overall Document Processing threshold, target and maximum measures of performance and associated payment schedules. The performance measures for 1996 were profit before tax (35%), revenue growth (20%), cash generation (15%), customer satisfaction and loyalty (15%) and employee satisfaction (15%). Additional goals were subsequently established for each officer that included business unit specific and / or individual performance goals and objectives. The weights associated with each business unit specific or individual performance goal and objective used vary and range from 10 percent to 55 percent of the total.

   For 1996, the performance against the established measures was mixed. Threshold performance was exceeded for PBT. Revenue Growth performance was below minimum performance levels, but cash generation goals were met. Both satisfaction indices, customer satisfaction and loyalty and employment motivation and satisfaction, exceeded maximum performance measures under the plan. Overall, executive officers received payments that were substantially below those made for 1995 performance. The payments ranged from 81.4% to
   188.2 % of target bonus opportunity.

       Leveraged Executive Equity Plan (LEEP): Under the terms of the 1991 Long-Term Incentive Plan, the Committee has implemented a three-year plan beginning in 1995 for key management executives, including most executive officers, that focuses on the achievement of performance objectives of the Document Processing business of the Company. When the objectives of the plan are achieved, shareholder value is enhanced and the plan provides for an opportunity to realize long-term financial rewards. LEEP requires that each executive participant must directly or indirectly maintain an investment in shares of common stock of the Company having a value as of March 1, 1995 of either 100%, 200% or 300% of a participant's annual base salary. A 1995 award was made under LEEP to approximately 50 key executives that provided for non-qualified stock options for shares of common stock and restricted shares of common stock or incentive stock units, based upon the ratio of five option shares and two restricted shares of common stock or incentive stock units for each share of common stock in which the executive had invested, as described above. The options become exercisable in three annual cumulative installments beginning in the year following the award. The incentive stock rights are payable in shares of common stock and the restricted shares become unrestricted in three annual installments beginning in the year following the award, provided specific Document Processing earnings per share goals are achieved for each preceding year. Thirty-three percent (33%) of the non-qualified stock options granted under the 1995 cycle became exercisable on January 1, 1997.

   For 1996, the earnings per share goal was achieved and thirty-three percent (33%) of the restricted shares and restricted dividends thereon became unrestricted and thirty-three percent (33%) of the incentive stock units vested.

Chief Executive Officer Compensation

The compensation paid to Paul A. Allaire, Chairman of the Board of Directors and Chief Executive Officer for the performance year 1996 was established by the Committee at its February 6, 1995 and February 5, 1996 meetings. The Committee's actions are described below as they relate to each component of Mr. Allaire's 1996 compensation as reported in the charts and tables that accompany this report.

       Base Salary: Mr. Allaire's base salary was recommended for increase by the full Board of Directors by the Committee to $975,000 from $875,000 effective March 1, 1996. This action was based on the Committee's review of competitive data which indicated his base salary was below that reported as paid to his peers in companies of similar size, scope and complexity.

       1996 Bonus: The Committee authorized a payment under the EPIP program, described above, in the amount of $910,000. The amount of bonus determined utilizing the formula of the EPIP was reduced at the Committee's discretion to align the payment with the same Company, organizational and individual performance unit performance measures utilized by the Committee in determining the payments to other Company executives paid under the Company's APIP also described above. A portion of the bonus awarded was approved by the Committee based on its subjective assessment of Mr. Allaire's performance against organizational governance, productivity improvement and Financial Services goals which the Committee had established for Mr. Allaire early in 1996. Mr. Allaire's 1996 bonus was approximately 76% of the bonus he received for 1995.

       Long-Term Incentive: Under the provisions of the LEEP described above, Mr. Allaire vested in the right to exercise thirty-three percent (33%) of the non-qualified stock options granted in 1995. Additionally, thirty-three percent (33%) of the restricted shares and dividends thereon awarded under the LEEP with respect to the 1996 performance year became unrestricted on March 1, 1997 resulting from previously established EPS goals being achieved.

Detailed information concerning Mr. Allaire's compensation as well as that of other highly compensated executives is displayed on the accompanying charts and tables.


                                          Ralph S. Larsen, Chairman
                                          B. R. Inman
                                          Antonia Ax:son Johnson
                                          John D. Macomber
                                          John E. Pepper


February 3, 1997

Summary Compensation Table

The Summary Compensation Table below provides certain compensation information for the Chief Executive Officer and the four most highly compensated key executive officers (Named Officers) serving at the end of the fiscal year ended December 31, 1996 for services rendered in all capacities during the fiscal year ended December 31, 1996, 1995 and 1994. The table includes the dollar value of base salary, bonus earned, option awards (shown in number of shares) and certain other compensation, whether paid or deferred.

                          SUMMARY COMPENSATION TABLE

                                                                                                       Long-Term
                                                       Annual Compensation                        Compensation Awards
                                   ------------------------------------------------------------  ----------------------
                                                          Annual Bonus                                       Securities
                                               ----------------------------------                            Underlying
                                                                         Total     Other Annual   Restricted  Options/    All Other
         Name and                                 EPIP       91 Plan     Annual    Compensation     Stock       SARs    Compensation
    Principal Position       Year  Salary ($)   (A) ($)      (B) ($)    Bonus ($)    ($) (C)       ($) (D)     (#) (E)     ($) (F)
------------------------------------------------------------------------------------------------------------------------------------
Paul A. Allaire   .........  1996   958,333      910,000    3,054,900   3,964,900     177,580            0           0    243,857
Chief Executive Officer      1995   858,333    1,200,000    2,108,499   3,308,499     184,606            0     358,965    244,678
                             1994   775,000    1,275,000    1,244,284   2,519,284      98,000    1,898,750     300,000    154,800

Barry D. Romeril  .........  1996   436,841      300,000      968,119   1,268,119      45,152      659,300           0    112,014
Executive Vice President     1995   413,341      336,912      668,168   1,005,080      44,600            0     113,760    130,395
                             1994   400,000      650,341      870,563   1,520,904      37,100      266,406           0     59,507

A. Barry Rand  ............  1996   436,833      160,000      968,119   1,128,119      54,896      659,300           0     88,309
Executive Vice President     1995   413,333      329,851      668,168     998,019     111,154            0     113,760    101,315
                             1994   400,000      477,230      661,825   1,139,055      51,800            0           0     57,476

William F. Buehler   ......  1996   413,333      350,000      907,107   1,257,107      52,880            0           0     92,956
Executive Vice President     1995   350,833      295,077      625,359     920,436      44,500            0     106,800    100,466
                             1994   315,000      411,126      727,937   1,139,063      38,500      426,250           0     65,466

Allan E. Dugan    .........  1996   346,167      249,810      779,730   1,029,540      47,560      347,211           0     75,625
Senior Vice President        1995   332,500      297,843      538,139     835,982      44,500            0      91,620     87,673
                             1994   320,000      423,934      529,437     953,371      44,500            0           0     53,972
------------------------------------------------------------------------------------------------------------------------------------

(A)  This column reflects annual cash bonuses earned during 1996 under EPIP.

(B) This column reflects amounts earned under the Company's 1991 Long-Term Incentive Plan (1991 Plan). Under the 1991 Plan, awards of Restricted Stock were made in 1995 to each of the Named Officers which become non-forfeitable as to one-third of the total if the Company's Document Processing earnings per share reach a specified level in each of the years 1995, 1996 and 1997. The 1996 level was reached and one-third of the shares, together with the restricted dividends thereon, became non-forfeitable. Accordingly, the value of one-third of the shares of the Restricted Stock, and the amount of the restricted dividends thereon, is reported in the column above for the year in which the earnings per share objective is reached. The Company and the Executive Compensation and Benefits Committee view these amounts as long-term incentive compensation.

(C) Other Annual Compensation includes executive expense allowance, perquisite income and dividend equivalents paid on outstanding incentive stock rights. The amount of perquisite income for Mr. Allaire includes $37,991 for personal use of Company aircraft and $8,070 for personal financial planning.

(D) This column reflects incentive stock unit rights awarded under the 1991 Plan or a predecessor plan where each unit represents one share of stock to be issued upon vesting at the attainment of a specific retention period. Each unit is entitled to the payment of dividend equivalents at the same time and in the same amount declared on one share of the Company's common stock. The number of units held by the Named Officers and their value as of December 31, 1996 (based upon the closing market price on that date of $52.625) was as follows: P.A. Allaire--81,000 ($4,262,625), B.D.
     Romeril--28,926 ($1,522,231), A.B. Rand--37,626 ($1,980,068), W.F.
     Buehler--24,000 ($1,263,000) and A.E. Dugan--31,728 ($1,669,686).
     Restricted Stock awards made under the 1991 Plan described in note (B) are reported as bonuses and are not reflected in the Restricted Stock column above.

(E) The Company no longer issues stock appreciation rights (SARs) in tandem with options. All of the options granted were awarded under LEEP. As discussed under the Report of the Executive Compensation and Benefits Committee above, LEEP is a three-year program.

(F) The total amounts shown in this column for the last fiscal year consist of the Company's profit sharing contribution, whether under the Profit Sharing and Savings Plan or its policy of paying directly to the officer the amount which cannot be made by the Plan under the Employee Retirement Income Security Act of 1974, and the estimated dollar value of the benefit to the officer from the Company's portion of insurance premium payments under the Company's Contributory Life Insurance Plan on an actuarial basis. The Company will recover all of its premium payments at the end of the term of the policy, generally at age 65. The amounts were: P.A. Allaire: $215,833 profit sharing; $28,024 life insurance; B.D. Romeril: $77,375 profit sharing; $34,638 life insurance; A.B. Rand: $76,668 profit sharing; $11,641 life insurance; W.F. Buehler: $70,841 profit sharing; $22,115 life insurance and A.E. Dugan: $64,401 profit sharing; $11,224 life insurance.

Option Exercises/Year-End Values

The following table sets forth for each of the Named Officers the number of shares underlying options and SARs exercised during the fiscal year ended December 31, 1996, the value realized upon exercise, the number of options/SARs unexercised at year-end and the value of unexercised in-the-money options/SARs at year-end.

          AGGREGATE OPTION/SAR EXERCISES IN THE LAST FISCAL YEAR AND
                       FISCAL YEAR-END OPTION/SAR VALUE


                                                                      Number of Shares
                              Number of                            Underlying Unexercised     Value of Unexercised In-the-
                                Shares                                 Options/SARs at           Money Options/SARs at
                              Underlying                                 FY-End (#)                  FY-End ($) (B)
                                                              -----------------------------------------------------------
                            Options/SARs        Value
Name                        Exercised (#)   Realized($)(A)    Exercisable    Unexercisable    Exercisable   Unexercisable
---------------------       -------------   --------------    -----------    -------------    -----------   -------------
Paul A. Allaire   .........     75,000        $2,645,303        501,213         441,507       $10,872,422    $7,301,082
Barry D. Romeril  .........          0        $        0         37,540          76,220       $   602,986    $1,224,284
A. Barry Rand  ............     11,145        $  250,516         49,540          76,220       $   918,238    $1,224,284
William F. Buehler   ......     48,680        $  930,100          4,563          71,557       $    27,948    $1,057,294
Allan E. Dugan    .........          0        $        0         78,144          61,386       $ 1,744,277    $  986,013


(A) The value realized is based upon the difference between the exercise price and the average of the high and low prices on the date of exercise.

(B) The value of unexercised options\SARs is based upon the difference between the exercise price and the average of the high and low prices on December 31, 1996 of $52.625. Option\SARs may be accelerated as a result of a change in control as described below.

Retirement Plans

Retirement benefits are provided to the executive officers of the Company including the Named Officers under both a funded company-wide plan and unfunded executive supplemental plans. The table below shows, under the plans, the approximate annual retirement benefit which would accrue for the number of years of participation at the respective salary rates. The earliest retirement age for benefit commencement is age 55 for certain participants and for all of the other participants would be at varying ages starting no earlier than at age 60. In the event of a change in control (as defined in the plans) there is no age requirement for eligibility. The benefit accrues generally at the rate of 1-2/3% per year of participation, but for certain key executives the rate is accelerated to 2-1/2% or 3-1/3%. No additional benefits are payable for participation in excess of 30 years.

                                                              Annual benefits for years of
                                                                participation indicated
                                                      ---------------------------------------------
Average annual compensation for five highest years    15 years    20 years     25 years   30 years
---------------------------------------------------   --------    --------   ----------  ----------
  500,000   .......................................    121,000     162,000      202,000     243,000
  600,000   .......................................    146,000     195,000      244,000     293,000
  700,000   .......................................    171,000     228,000      285,000     343,000
  800,000   .......................................    196,000     262,000      327,000     393,000
  900,000   .......................................    221,000     295,000      369,000     443,000
1,000,000   .......................................    246,000     328,000      410,000     493,000
1,100,000   .......................................    271,000     362,000      452,000     543,000
1,200,000   .......................................    296,000     395,000      494,000     593,000
1,300,000   .......................................    321,000     428,000      535,000     643,000
1,400,000   .......................................    346,000     462,000      577,000     693,000
1,500,000   .......................................    371,000     495,000      619,000     743,000
1,600,000   .......................................    396,000     528,000      660,000     793,000
1,700,000   .......................................    421,000     562,000      702,000     843,000
1,800,000   .......................................    446,000     595,000      744,000     893,000
1,900,000   .......................................    471,000     628,000      785,000     943,000
2,000,000   .......................................    496,000     662,000      827,000     993,000
2,100,000   .......................................    521,000     695,000      869,000   1,043,000
2,200,000   .......................................    546,000     728,000      910,000   1,093,000
2,300,000   .......................................    571,000     762,000      952,000   1,143,000
2,400,000   .......................................    596,000     795,000      994,000   1,193,000
2,500,000   .......................................    621,000     828,000    1,035,000   1,243,000
2,600,000   .......................................    646,000     862,000    1,077,000   1,293,000
2,700,000   .......................................    671,000     895,000    1,119,000   1,343,000

The maximum benefit is 50% of the five highest years' annual compensation reduced by 50% of the primary social security benefit payable at age 65. The benefits shown are payable on the basis of a straight life annuity and a 50% survivor annuity for a surviving spouse. The plans provide a minimum benefit of 25% of defined compensation reduced by such social security benefit other than for the key executives accruing benefits at the accelerated rate.

The following individuals have the indicated years of participation in the plans:


                                                           Years of
           Name                                          Participation
           -----------------------------------------------------------
           Paul A. Allaire ............................       30
           Barry D. Romeril ...........................        3
           A. Barry Rand ..............................       28
           William F. Buehler .........................        5
           Allan E. Dugan .............................        6
           -----------------------------------------------------------


Compensation under the plans includes the amounts shown in the salary and bonus columns under the Summary Compensation Table other than payments under the 1991 Plan to the extent included in the bonus column. The current compensation covered by the plans for the Named Officers is as follows:


                                                         Covered
           Name                                   Current Compensation
           -----------------------------------------------------------
           Paul A. Allaire .......................     $2,190,333
           Barry D. Romeril ......................       $773,754
           A. Barry Rand .........................       $766,684
           William F. Buehler ....................       $708,410
           Allan E. Dugan ........................       $644,010
           -----------------------------------------------------------

Certain Transactions

There are agreements between the Company and five of its present executive officers, including Paul A. Allaire and Addision B. Rand, which provide severance benefits in the event of termination of employment under certain circumstances following a change in control of the Company (as defined). The circumstances are termination by the Company, other than because of death or disability, commencing prior to a potential change in control (as defined), or for cause (as defined), or by the officers for good reason (as defined). Following any such termination, in addition to compensation and benefits already earned, the officer will be entitled to receive a lump sum severance payment equal to three times the sum of (A) the greater of (1) the officer's annual rate of base salary on the date notice of termination is given and (2) his/her annual rate of base salary in effect immediately prior to the change in control and (B) the greater of (1) the annual target bonus applicable to such officer for the year in which such notice is given and (2) the annual target bonus applicable to such officer for the year in which the change in control occurs.

Cause for termination by the Company is the: (i) willful and continued failure of the officer to substantially perform his/her duties, (ii) willful engagement by the officer in materially injurious conduct to the Company, or (iii) conviction of any crime which constitutes a felony. Good reason for termination by the officer includes, among other things: (i) the assignment of duties inconsistent with the individual's status as an officer or a substantial alteration in responsibilities, (ii) a reduction in base salary and/or annual bonus, (iii) the relocation of the officer's principal place of business, (iv) the failure of the Company to maintain compensation plans in which the officer participates or to continue providing certain other existing employment benefits, or (v) disability commencing after a potential change in control. The agreements also provide that in the event of a potential change in control (as defined) each officer, subject to the terms of the agreements, will remain in the employ of the Company for nine months following the occurrence of any such potential change in control. The agreements are automatically renewed annually unless the Company gives notice that it does not wish to extend them. In addition, the agreements will continue in effect for three years after a change in control of the Company.

All non-qualified options under the 1991 Plan are accompanied by option surrender rights. Upon the occurrence of an event constituting a change in control, as defined in the plan, all such rights become payable in cash based upon a change in control price as defined in the plan. The 1991 Plan also provides that upon the occurrence of such an event, all incentive stock rights and performance unit rights become payable in cash. In the case of rights payable in shares, the amount of cash is based upon such change in control price and in the case of rights payable in cash, the cash value of such rights. Rights payable in cash but which have not been valued at the time of such an event are payable at the maximum value as determined by the Executive Compensation and Benefits Committee at the time of the award. Upon accelerated payment, such rights and any related non-qualified stock options will be canceled.

From time to time when the Company hires senior experienced executives, special short-term severance arrangements may be made. Typically, these arrangements provide for severance pay equal to one-year's compensation in the event of involuntary termination during the first year of employment.

The Company has established grantor trusts with a bank for the purpose of paying amounts due under the deferred compensation plan and the agreements with five executive officers described above, and the unfunded supplemental retirement plans described above. The trusts are presently unfunded but the Company would be required to fund the trusts upon the occurrence of certain events.

Six-Year Performance Comparison

The graph below provides a comparison of Xerox cumulative total shareholder return with the Standard & Poor's 500 Composite Stock Index and the Business Week Computers and Peripherals Industry Group, excluding Xerox (Peer Group).

     Comparison of Six-Year Cumulative Total Return


[Line Chart Plot Points]

                                  1990   1991   1992   1993   1994   1995   1996
                                  ----   ----   ----   ----   ----   ----   ----
Xerox                             $100   $203   $245   $286   $327   $464   $547
S&P 500                            100    130    140    154    156    215    264
Business Week Computers
  & Peripherals                    100     97     83     92    115    165    228

This graph assumes the investment of $100 on December 31, 1990 in Xerox Common Stock, the S&P 500 Index and the Peer Group Common Stock, and reinvestment of quarterly dividends at the monthly closing stock prices. The returns of each company have been weighted annually for their respective stock market capitalizations in computing the S&P 500 and Peer Group indices.

Directors and Officers Liability Insurance and Indemnity

In June 1996 the Company renewed its policies for directors and officers liability insurance covering all directors and officers of the Company and its subsidiaries. The policies are issued by Federal Insurance Company, National Union Fire Insurance Company Of Pittsburgh P.A., Chubb Atlantic Ltd., Zurich-- American Insurance Company, Gulf Insurance Company and A.C.E. Insurance Company, Ltd., have a three year term extending from June 25, 1996 to June 25, 1999 and a total annual premium of $691,000. No claims have been paid under these policies.

Section 16(a) Beneficial Ownership Reporting Compliance

There was a failure to file one Form 4, Beneficial Ownership Report, on a timely basis with the Securities and Exchange Commission (SEC) as required under
Section 16(a) of the Securities Exchange Act of 1934 on behalf of Mr. David R. Myerscough, Senior Vice President, with respect to compensation deferred and invested in the Xerox Stock Fund prior to the date he became subject to SEC reporting requirements. The failure was the result of miscommunication within the Company.

Proposal 2 -- Election of Independent Auditors

The Board of Directors recommends that KPMG Peat Marwick LLP, independent certified public accountants, be elected independent auditors of the Company for 1997. The recommendation is made on the advice of the Audit Committee, composed of B.R. Inman, Antonia Ax:son Johnson, John D. Macomber, John E. Pepper, Martha
R. Seger and Thomas C. Theobald, all directors but not officers of the Company. KPMG Peat Marwick LLP is a member of the SEC Practice Section of the American Institute of Certified Public Accountants. Total fees for services rendered in 1996 by KPMG Peat Marwick LLP to the Company and its subsidiaries worldwide and certain of their employee benefit plans were approximately $13.5 million. Representatives of the firm are expected to be at the meeting to respond to appropriate questions and to make a statement, if they wish.

Proposal 3 -- Amendments to the 1991 Long-Term Incentive Plan

BACKGROUND

The Board of Directors has determined that it would be desirable to amend the Company's 1991 Long-Term Incentive Plan principally to preserve the tax deductibility of payments under such plan to certain executive officers, even if such executives' compensation exceeds $1,000,000 in any year. The 1991 Long-Term Incentive Plan was adopted by shareholders in May 1991 and was amended by the Executive Compensation and Benefits Committee of the Board of Directors ("Compensation Committee") in July 1991 to correct typographical errors and in May 1996 to make adjustments resulting from the three-for-one stock split in June 1996 ("1991 Plan").

Under amendments adopted in 1993 to the Internal Revenue Code of 1986 as previously amended (the "Code"), publicly traded corporations will not be entitled to deduct, for federal income tax purposes, compensation paid to "covered employees," as defined, to the extent that payments for any year to any such employee exceed $1,000,000, unless the payments qualify for an exception to the deductibility limit under Section 162(m) of the Code ("Section 162(m)"). Stock option plans existing at the time of the adoption of Section 162(m) were "grandfathered" for a period of time. The grandfathering of the 1991 Plan expires with the 1997 annual meeting. In addition, cash compensation payments to be exempt must be made under a performance-based compensation arrangement approved by shareholders to preserve deductibility.

Accordingly, the Board of Directors recommends that the shareholders approve the proposed amendments to the 1991 Plan.

AMENDMENTS TO THE 1991 PLAN

Amendments to the 1991 Plan are principally to meet the requirements of Section 162(m) as follows:

(i) A limitation is added so that no individual can receive stock awards in any form under the Plan for more than five million shares during the life of the 1991 Plan.

(ii) Another limitation is added so that certain key employees who are or may become, as determined by the Compensation Committee or its subcommittee, subject to the Section 162(m) compensation deductibility limits ("Covered Employees") cannot be granted cash awards for more than $5 million in the aggregate for each performance period established by the Committee under Section 23 of the 1991 Plan.

(iii) A new Section 23 is added with respect to performance-based awards to Covered Employees, including the addition of performance measures which, under
Section 162(m), must be approved by shareholders.

In addition, to several non-substantive changes in wording to improve readability, Section 3 relating to plan administration is being amended to provide for delegation of the Compensation Committee's authority to a subcommittee and Section 11 has been made clear that the Committee has authority to make transferable awards.

SUMMARY OF 1991 PLAN

A summary description of the 1991 Plan as proposed to be amended follows. This description is qualified in its entirety by reference to the specific provisions of the amended 1991 Plan which is attached to this proxy statement as Exhibit A.

General

The 1991 Plan reserves for issuance one percent (1.0%) of the adjusted average common shares outstanding of the Company used to calculate fully diluted earnings per share as reported in the annual report to shareholders for the preceding year for each year the 1991 Plan is in effect. In addition, the 1991 Plan reserves for issuance any shares which (1) had been reserved for issuance under a prior plan, (2) are exchanged by a participant as payment to the Company in connection with any award under the 1991 Plan and the prior plan and (3) were available in any prior year under the 1991 Plan but not actually issued in such years. As of March 31, 1997 a total of 7,397,853 shares were currently available for awards under the 1991 Plan.

Awards made under the 1991 Plan which are settled in cash or any form other than the issuance of shares are not counted in determining the shares available for issuance under the 1991 Plan. Likewise, the payment of dividends or dividend equivalents in shares in conjunction with any awards under the 1991 Plan are not counted against the shares available for issuance.

Within the aggregate share issuance limitation set forth above, no more than (a) 15 million shares will be available for issuance of incentive stock options ("ISOs") and (b) 13,796,181 will be available for "stock awards" (see Types of Awards for a description) granted under the 1991 Plan. What is more, no more than five (5) million shares can be made subject to any form of stock-based awards under the 1991 Plan to any single individual during the life of the 1991 Plan.

In the event of changes, such as a stock split or stock dividends, in the outstanding Common Stock of the Company or other changes affecting such shares, the 1991 Plan provides for appropriate adjustments in the number of shares available for issuance and covered by outstanding awards and/or in the price per share for outstanding awards.

The 1991 Plan is administered by the Compensation Committee as the administering committee with the authority to make all decisions and determinations in administering the 1991 Plan. The Compensation Committee is authorized to create a subcommittee to administer the 1991 Plan to the extent provided by the Compensation Committee (the Committee and such subcommittee are together referred to as the "Committee"). The Compensation Committee, or such subcommittee, must be comprised of not less than three non-employee members of the Board of Directors qualified to serve under the criteria set forth in Rule 16b-3 of the Securities Exchange Act of 1934 ("1934 Act") and Section 162(m) of the Code. Except for the power to amend, the Compensation Committee may delegate to one or more officers of the Company certain or all of its powers under the 1991 Plan other than determinations regarding awards made to eligible employees who are subject to Section 16 of the 1934 Act or who are Covered Employees.

The Compensation Committee may amend the 1991 Plan as it deems necessary, provided that no amendment will be made without the approval of shareholders if such amendment would increase the number of shares available for issuance under the plan (other than adjustments for changes in shares) or otherwise cause the plan to not comply with any legal requirement.

Eligibility

Any employee of the Company or of any entity which is controlled by the Company or in which the Company has a significant equity interest will be eligible to receive an award under the 1991 Plan.

Types of Awards

The 1991 Plan provides flexibility in structuring long-term incentive agreements for various groups and levels of executives and other participants. With the exception of cash awards, all awards under the 1991 Plan are denominated in shares, or consist of actual shares, of Common Stock of the Company. Thus, the most significant components of the 1991 Plan rewards participants directly as shareholder value increases.

Stock Options -- Stock options constitute rights entitling their holders to purchase shares of the Company's Common Stock during a specified period at a purchase price that is not less than 100% of fair market value on the effective date of grant, or, in the case of a stock option granted as a replacement for another award, such price may be identical to (but not lower than) the fair market value on the effective date of grant of such replaced award. Any stock option granted in the form of an ISO will be intended to comply with the requirements of Section 422 of the Code. Shares purchased upon exercise of stock options must be paid for in full at the time of exercise in cash or such other method as the Committee may permit from time to time. The 1991 Plan prohibits issuance of "reload" options where upon exercise of an outstanding option new options are automatically granted.

Stock Appreciation Rights -- Stock appreciation rights ("SARs") entitle their recipients to receive payments in cash, shares or a combination as determined by the Committee. Any such payments will represent the appreciation in the market value of a specified number of shares from the date of grant until the date of exercise. Such appreciation will be measured by the excess of the fair market value on the exercise date over the fair market value of the Company's Common Stock on the effective date of grant of SARs or the grant of an award which the SAR replaced.

Stock Awards -- Stock awards may constitute actual shares of Common Stock or may be denominated in stock units which entitle the recipients to receive future payments in either shares, cash or a combination. Stock awards may include incentive stock rights as well as grants of restricted stock. Stock awards may be subject to restrictions and contingencies regarding vesting and eventual payment that the Committee determines.

Cash Awards -- Cash awards are long-term incentive grants denominated in cash with the eventual payment subject to the restrictions and contingencies that the Committee establishes.

Any awards made under the 1991 Plan may be subject to vesting and payment contingencies that require the attainment of specific future business objectives or other goals, including individual or business unit measures of performance. Awards may be granted singly, in tandem with or in replacement or as alternatives for other awards, including awards made under other plans. Awards, other than cash awards, may earn dividend equivalents.

Generally, all awards under the 1991 Plan are nontransferable except by will or in accordance with the laws of descent and distribution or pursuant to a domestic relations order unless the Committee provides otherwise. During the life of the participant, awards can be exercised only by him or her unless the Committee provides otherwise. The Committee may permit a participant to designate a beneficiary to exercise or receive any rights that may exist under the 1991 Plan upon the participant's death. Awards granted, and shares issued in conjunction with the settlement of any award, under the 1991 Plan may be subject to forfeiture back to the Company and/or restrictions on transferability for such periods that the Committee determines.

Change In Control

Upon the occurrence of a change in control of the Company, as defined in the 1991 Plan, with certain exceptions, all awards outstanding under the 1991 Plan become immediately vested and are settled or paid-out at change in control prices or other amount as defined in the 1991 Plan.

Federal Tax Aspects of the 1991 Plan

The Company believes that, under the present law, the following are the federal tax consequences generally arising with respect to awards granted under the 1991 Plan. The grant of an option or SAR will create no tax consequences for an optionee or the Company. The optionee will have no taxable income upon exercising an ISO (except that the alternative minimum tax may apply), and the Company will receive no deduction when an ISO is exercised. Upon exercising an option other than an ISO, the optionee must recognize ordinary income equal to the difference between the exercise price and the fair market value of the stock on the date of exercise; the Company will be entitled to a deduction for the same amount. The treatment of an optionee on a disposition of shares acquired through the exercise of an option depends on how long the shares have been held and on whether such shares were acquired by exercising an ISO or by exercising an option other than an

ISO. Generally, there will be no tax consequence to the Company in connection with a disposition of shares acquired under an option except that the Company may be entitled to a deduction in the case of a disposition of shares acquired under an ISO before the applicable ISO holding periods have been satisfied.

With respect to other awards granted under the 1991 Plan that are settled either in cash or in stock or other property that is either transferable or not subject to substantial risk of forfeiture, the participant must recognize ordinary income equal to the cash or the fair market value of shares or other property received; the Company will be entitled to a deduction for the same amount. With respect to awards that are settled in stock or other property that is restricted as to transferability and subject to substantial risk of forfeiture, the participant must recognize ordinary income equal to the fair market value of the shares or other property received at the time the shares or other property become transferable or not subject to substantial risk of forfeiture, whichever occurs earlier; the Company will be entitled to a deduction for the same amount. Different tax rules may apply with respect to participants who are subject to
Section 16 of the 1934 Act.

Awards to Covered Employees

Awards made to Covered Employees will be made by the Committee within the time period required under Section 162(m) for the establishment of performance goals. The award will specify, among other things, the performance period(s) for such award, the performance criteria and the performance targets. The performance criteria will be any one or more of the following as determined by the
Committee: earnings per share, total shareholder return, return on shareholders' equity, economic value added measures, return on assets, revenue, profit before tax, profit after tax, stock price and return on sales. Payment or vesting of awards to Covered Employees will be contingent upon satisfaction of the performance criteria and targets as certified by the Committee by resolution of the Committee. To the extent provided at the time of an award, the Committee may in its sole discretion reduce any award to any Covered Employee to any amount, including zero.

ADDITIONAL INFORMATION

Since awards under the 1991 Plan are at the discretion of the Committee, the kind and number of awards to any employee cannot now be determined. The number of options granted during 1996 to Named Officers is set forth in column (E) of the Summary Compensation Table. No options were issued to Executive Officers during 1996 while 3,616,488 were issued to all other employees.

The closing price of the Company's Common Stock as reported on the New York Stock Exchange Composite Transactions on March 31, 1997, was $56.875.

To be adopted, the proposed amendments must be approved by the holders of a majority of all shares of Common Stock and Series B Convertible Preferred Stock outstanding on March 27, 1997.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE AMENDMENTS TO THE 1991 LONG-TERM INCENTIVE PLAN.

Other Matters

As of the date of this proxy statement, the Board of Directors does not intend to present, and has not been informed that any other person intends to present, any other matter for action at this meeting. If any other matters properly come before the meeting, it is intended that the holders of the proxies will act in accordance with their best judgment.

In addition to the solicitation of proxies by mail, certain employees of the Company, without extra remuneration, may solicit proxies. The Company also will request brokerage houses, nominees, custodians and fiduciaries to forward soliciting material to the beneficial owners of stock held of record and will reimburse such person for the cost of forwarding the material. The Company has engaged D.F. King & Co., Inc. to handle the distribution of soliciting material to, and the collection of proxies from, such entities and will pay D.F. King & Co. a fee of $14,000 plus reimbursement of out-of-pocket expenses. The cost of all proxy solicitation will be borne by the Company.

As a matter of policy, proxies, ballots and voting tabulations that identify individual shareholders are kept confidential by the Company. Such documents are available for examination only by the inspectors of election and certain employees of the Company and the Company's transfer agent who are associated with processing proxy cards and tabulating the vote. The vote of any shareholder is not disclosed except in a contested proxy solicitation or as may be necessary to meet legal requirements.

Copies of the 1996 annual report of the Company have been mailed to shareholders. Additional copies and additional information, including the annual report (Form 10-K) filed with the SEC and the consolidated statistical data contained in the EEO-1 annual report to the U.S. Equal Employment Opportunity Commission are available without charge from Investor Relations, Xerox Corporation, P.O. Box 1600, Stamford, Connecticut 06904.

Shareholder Proposals for 1998 Annual Meeting

In order for shareholder proposals to be included in the proxy statement and form of proxy for the 1998 Annual Meeting of Shareholders, such proposals must be received by the Company at its offices at P.O. Box 1600, Stamford, Connecticut 06904, Attention: Secretary-no later than December 12, 1997.

By Order of the Board of Directors,

/s/ Eunice M. Filter
--------------------
Eunice M. Filter
Secretary

April 11, 1997

                                                                      EXHIBIT A

                               XEROX CORPORATION
                         1991 LONG-TERM INCENTIVE PLAN
                          [As Proposed to be Amended]

1. Purpose

The purpose of the Xerox Corporation 1991 Long-Term Incentive Plan (the "Plan") is to advance the interests of Xerox Corporation (the "Company") and to increase shareholder value by providing officers and employees with a proprietary interest in the growth and performance of the Company and with incentives for continued service with the Company, its subsidiaries and affiliates.

2. Term

The Plan shall be effective as of May 16, 1991 and shall remain in effect until May 16, 2001 unless sooner terminated by the Company's Board of Directors (the "Board"). After termination of the Plan, no future awards may be granted but previously made awards shall remain outstanding in accordance with their applicable terms and conditions and the terms and conditions of the Plan.

3. Plan Administration

The Executive Compensation and Benefits Committee of the Board, or such other committee as the Board shall determine, comprised of not less than three members shall be responsible for administering the Plan (the "Compensation Committee"). To the extent specified by the Compensation Committee it may delegate its adminstrative responsibilities to a subcommittee of the Compensation Committee comprised of not less than three members (the Compensation Committee and such subcommittee being hereinafter referred to as the "Committee"). The Compensation Committee or such subcommittee members, as appropriate, shall be qualified to administer this Plan as contemplated by (a) Rule 16b-3 under the Securities and Exchange Act of 1934 (the "1934 Act") or any successor rule and (b) Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder ("Section 162(m)"). The Committee, and such subcommittee to the extent provided by the Committee, shall have full and exclusive power to interpret, construe and implement the Plan and any rules, regulations, guidelines or agreements adopted hereunder and to adopt such rules, regulations and guidelines for carrying out the Plan as it may deem necessary or proper. These powers shall include, but not be limited to, (i) determination of the type or types of awards to be granted under the Plan; (ii) determination of the terms and conditions of any awards under the Plan; (iii) determination of whether, to what extent and under what circumstances awards may be settled, paid or exercised in cash, shares, other securities, or other awards, or other property, or canceled, forfeited or suspended; (iv) adoption of such modifications, amendments, procedures, subplans and the like as are necessary to comply with provisions of the laws of other countries in which the Company may operate in order to assure the viability of awards granted under the Plan and to enable participants employed in such other countries to receive advantages and benefits under the Plan and such laws; (v) subject to the rights of participants, modification, change, amendment or cancellation of any award to correct an administrative error and (vi) taking any other action the Committee deems necessary or desirable for the administration of the Plan. All determinations, interpretations, and other decisions under or with respect to the Plan or any award by the Committee shall be final, conclusive and binding upon the Company, any participant, any holder or beneficiary of any award under the Plan and any employee of the Company. Except for the power to amend this Plan as provided in Section 13 and except for determinations regarding employees who are subject to Section 16 of the 1934 Act or certain key employees who are or may become, as determined by the Committee, subject to the Section 162(m) compensation deductibility limit (the "Covered Employees"), the Committee may delegate any or all of its duties, powers and authority under the Plan pursuant to such conditions or limitations as the Committee may establish to any officer or officers of the Company.

4. Eligibility

Any employee of the Company shall be eligible to receive an award under the Plan. "Employee" shall also include any former employee of the Company eligible to receive a replacement award as contemplated in Sections 5 and 7, and "Company" shall include any entity that is directly or indirectly controlled by the Company or any entity in which the Company has a significant equity interest, as determined by the Committee.

5. Shares of Stock Subject to the Plan

For each calendar year from and including 1991 a number of shares of Common Stock, par value $1.00 per share, of the Company ("Common Stock") equal in amount of up to one percent (1%) of the adjusted average common shares outstanding of the Company used to calculate fully diluted earnings per share as reported in the annual report to shareholders for the preceding year shall become available for issuance under the Plan. In addition, (a) any shares of Common Stock which as of the effective date of the Plan are reserved for issuance under the company's 1976 Executive Long-Term Incentive Plan the "1976 Plan" and which are not thereafter issued and (b) any shares of Common Stock available for issuance under the Plan in previous years but not actually issued, shall be added to the aggregate number of shares of common Stock available for issuance in that calendar year under the Plan.

For purposes of the preceding paragraph, the following shall not be counted against shares available for issuance under the Plan: (i) settlement of stock appreciation rights ("SAR") in cash or any form other than shares and (ii) payment in shares of dividends and dividend equivalents in conjunction with outstanding awards. Any shares that are issued by the Company, and any awards that are granted by, or become obligations of, the Company, through the assumption by the Company or an affiliate of, or in substitution for, outstanding awards previously granted by an acquired company shall not be counted against the shares available for issuance under the Plan.

In no event, however, except as subject to adjustment as provided in Section 6 shall more than (a) fifteen million (15,000,000) shares of Common Stock be available for issuance pursuant to the exercise of incentive stock options ("ISOs") awarded under the Plan(1); (b) thirteen million seven hundred ninety six thousand one hundred eighty-one (13,796,181) shares of Common Stock shall be available for issuance pursuant to stock awards granted under Section 7(c) of the Plan(1); and (c) five million (5,000,000) shares of Common Stock shall be made the subject of awards under any combination of awards under Sections 7(a), 7(b) or 7(c) of the Plan to any single individual(2). SARs whether settled in cash or shares of Common Stock shall be counted against the limit set forth in
(c).


(1)  Effective May 23, 1996

(2)  Effective May 15, 1997

Any shares issued under the Plan may consist in whole or in part, of authorized and unissued shares or of treasury shares, and no fractional shares shall be issued under the Plan. Cash may be paid in lieu of any fractional shares in settlements of awards under the Plan.

6. Adjustments and Reorganizations

The Committee may make such adjustments as it deems appropriate to meet the intent of the Plan in the event of changes that impact the Company's share price or share status, provided that any such actions are consistently and equitably applicable to all affected participants.

In the event of any stock dividend, stock split, combination or exchange of shares, merger, consolidation, spin-off or other distribution (other than normal cash dividends) of Company assets to shareholders, or any other change affecting shares, such adjustments, if any, as the Committee in its discretion may deem appropriate to reflect such change shall be made with respect to (i) the aggregate number of shares that may be issued under the Plan; (ii) the number of shares subject to awards of a specified type or to any individual under the Plan; and/or (iii) the price per share for any outstanding stock options, SARs and other awards under the Plan.

7. Awards

The Committee shall determine the type or types of award(s) to be made to each participant under the Plan and shall approve the terms and conditions governing such awards in accordance with Section 12. Awards may include but are not limited to those listed in this Section 7. Awards may be granted singly, in combination or in tandem so that the settlement or payment of one automatically reduces or cancels the other. Awards may also be made in combination or in tandem with, in replacement of, as alternatives to, or as the payment form for, grants or rights under any other employee or compensation plan of the Company, including the plan of any acquired entity. However, under no circumstances may stock option awards be made which provide by their terms for the automatic award of additional stock options upon the exercise of such awards.

   (a) Stock Option--is a grant of a right to purchase a specified number of shares of Common Stock during a specified period. The purchase price of each option shall be not less than 100% of Fair Market Value (as defined in Section 10) on the effective date of grant, except that, in the case of a stock option granted retroactively in tandem with or as a substitution for another award, the exercise or designated price may be no lower than the Fair Market Value of a share on the date such other award was granted. A stock option may be exercised in whole or in installments, which may be cumulative. A stock option may be in the form of an ISO which complies with Section 422 of the Internal Revenue Code of 1986, as amended, and the regulations thereunder at the time of grant. The price at which shares of Common Stock may be purchased under a stock option shall be paid in full at the time of the exercise in cash or such other method as provided by the Committee at the time of grant or as provided in the form of agreement approved in accordance herewith, including tendering (either actually or by attestation) Common Stock, surrendering a stock award valued at Fair Market Value on the date of surrender, surrendering a cash award, or any combination thereof.

   (b) Stock Appreciation Right--is a right to receive a payment, in cash and/or Common Stock, as determined by the Committee, equal to the excess of the Fair Market Value of a specified number of shares of Common Stock on the date the SAR is exercised over the Fair Market Value on the date of grant of the SAR as set forth in the applicable award agreement, except that, in the case of a SAR granted retroactively in tandem with or as a substitution for another award, the exercise or designated price may be no lower than the Fair Market Value of a share on the date such other award was granted.

   (c) Stock Award--is an award made in stock or denominated in units of stock. All or part of any stock award may be subject to conditions established by the Committee, and set forth in the award agreement, which may include, but are not limited to, continuous service with the Company, achievement of specific business objectives, and other measurements of individual, business unit or Company performance.

   (d) Cash Award--is an award denominated in cash with the eventual payment amount subject to future service and such other restrictions and conditions as may be established by the Committee, and as set forth in the award agreement, including, but not limited to, continuous service with the Company, achievement of specific business objectives, and other measurement of individual, business unit or Company performance. Cash Awards to any single Covered Employee, including dividend equivalents in cash or shares of Common Stock payable based upon attainment of specific performance goals, may not exceed in the aggregate $5,000,000 for each performance period established by the Committee under Section 23 of the Plan.

8. Dividends and Dividend Equivalents

The Committee may provide that awards denominated in stock earn dividends or dividend equivalents. Such dividend equivalents may be paid currently in cash or shares of Common Stock or may be credited to an account established by the Committee under the Plan in the name of the participant. In addition, dividends or dividend equivalents paid on outstanding awards or issued shares may be credited to such account rather than paid currently. Any crediting of dividends or dividend equivalents may be subject to such restrictions and conditions as the Committee may establish, including reinvestment in additional shares or share equivalents.

9. Deferrals and Settlements

Payment of awards may be in the form of cash, stock, other awards, or in such combinations thereof as the Committee shall determine at the time of grant, and with such restrictions as it may impose. The Committee may also require or permit participants to elect to defer the issuance of shares or the settlement of awards in cash under such rules and procedures as it may establish under the Plan. It may also provide that deferred settlements include the payment or crediting of interest on the deferral amounts or the payment or crediting of dividend equivalents on deferred settlements denominated in shares.

10. Fair Market Value

Fair Market Value for all purposes under the Plan shall mean the average of the high and low prices of Common Stock as reported in The Wall Street Journal in the New York Stock Exchange composite transactions or similar successor consolidated transactions reports for the relevant date, or if no sales of Common Stock were made on said exchange on that date, the average of the high and low prices of Common Stock as reported in said composite transaction report for the preceding day on which sales of Common Stock were made on said Exchange. Under no circumstances shall Fair Market Value be less than the par value of the Common Stock.

11. Transferability and Exercisability

All awards under the Plan will be nontransferable and shall not be assignable, alienable, saleable or otherwise transferable by the participant other than by will or the laws of descent and distribution except pursuant to a domestic relations order entered by a court of competent jurisdiction or as otherwise determined by the Committee. In the event that a participant terminates employment with the Company to assume a position with a governmental, charitable, educational or similar non-profit institution, the Committee may authorize a third party, including but not limited to a "blind" trust, to act on behalf of and for the benefit of the respective participant with respect to any outstanding awards. Except as otherwise provided in this Section 11, during the life of the participant, awards under the Plan shall be exercisable only by him or her except as otherwise determined by the Committee. In addition, if so permitted by the Committee, a participant may designate a beneficiary or beneficiaries to exercise the rights of the participant and receive any distributions under this Plan upon the death of the participant.

12. Award Agreements

Awards under the Plan shall be evidenced by one or more agreements approved by the Committee that set forth the terms and conditions of and limitations on an award, except that in no event shall the term of any ISO exceed a period of ten years from the date of its grant. The Committee need not require the execution of any such agreement by a participant in which case acceptance of the award by the respective participant will constitute agreement to the terms of the award.

13. Plan Amendment

The Compensation Committee may amend the Plan as it deems necessary or appropriate, except that no such amendment which would cause the Plan not to comply with the requirements of (i) Section 162(m) with respect to performance-based compensation, (ii) the Code with respect to ISOs or (iii) the New York Business Corporation Law as in effect at the time of such amendment shall be made without the approval of the Company's shareholders. No such amendment shall adversely affect any outstanding awards under the Plan without the consent of all of the holders thereof.

14. Tax Withholding

The Company shall have the right to deduct from any settlement of an award made under the Plan, including the delivery or vesting of shares, an amount sufficient to cover withholding required by law for any federal, state or local taxes or to take such other action as may be necessary to satisfy any such withholding obligations. The Committee may permit shares to be used to satisfy required tax withholding and such shares shall be valued at the Fair Market Value as of the settlement date of the applicable award.

15. Other Company Benefit and Compensation Programs

Unless otherwise determined by the Committee, settlements of awards received by participants under the Plan shall not be deemed a part of a participant's regular, recurring compensation for purposes of calculating payments or benefits from any Company benefit plan, severance program or severance pay law of any country.

16. Unfunded Plan

Unless otherwise determined by the Committee, the Plan shall be unfunded and shall not create (or be construed to create) a trust or a separate fund or funds. The Plan shall not establish any fiduciary relationship between the Company and any participant or other person. To the extent any person holds any rights by virtue of a grant awarded under the Plan, such right (unless otherwise determined by the Committee) shall be no greater than the right of an unsecured general creditor of the Company.

17. Future Rights

No person shall have any claim or right to be granted an award under the Plan, and no participant shall have any right by reason of the grant of any award under the Plan to continued employment by the Company or any subsidiary of the Company.

18. General Restriction

Each award shall be subject to the requirement that, if at any time the Committee shall determine, in its sole discretion, that the listing, registration or qualification of any award under the Plan upon any securities exchange or under any state or federal law, or the consent or approval of any government regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such award or the exercise settlement thereof, such award may not be granted, exercised or settled in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

19. Governing Law

The validity, construction and effect of the Plan and any actions taken or relating to the Plan shall be determined in accordance with the laws of the state of New York and applicable Federal law.

20. Successors and Assigns

The Plan shall be binding on all successors and permitted assigns of a participant, including, without limitation, the estate of such participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of such participant's creditors.

21. Rights as a Shareholder

A participant shall have no rights as a shareholder until he or she becomes the holder of record of Common Stock.

22. Change in Control

Notwithstanding anything to the contrary in the Plan, the following shall apply to all awards granted and outstanding under the Plan:

   (a) Definitions. The following definitions shall apply to this Section 22:

   A "Change in Control", unless otherwise defined by the Compensation Committee, shall be deemed to have occurred if (a) any "person," as such term is used in Sections 13(d) and 14(d) of the 1934 Act, other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any company owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of securities of the Company representing 20 percent or more of the combined voting power of the Company's then outstanding voting securities; or (b) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board, including for this purpose any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in this
   Section 22) whose election or nomination for election by the Company's shareholders was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof.

   "CIC Price" shall mean the higher of (a) the highest price paid for a share of the Company's Common Stock in the transaction or series of transactions pursuant to which a Change in Control of the Company shall have occurred, or
   (b) the highest price paid for a share of the Company's Common Stock during the 60 day period immediately preceding the date upon which the event constituting a Change in Control shall have occurred as reported in The Wall Street Journal in the New York Stock Exchange Composite Transactions or similar successor consolidated transactions reports.

   (b) Acceleration of Vesting and Payment of SARs, Stock Awards, Cash Awards, and Dividends and Dividend Equivalents.

       (1) Upon the occurrence of an event constituting a Change in Control, all SARs, stock awards, cash awards, dividends and dividend equivalents outstanding on such date shall become 100% vested and shall be paid in cash as soon as may be practicable. Upon such payment, such awards and any related stock options shall be cancelled.

       (2) The amount of cash to be paid shall be determined by multiplying the number of such awards, as the case may be, by: (i) in the case of stock awards, the CIC Price; (ii) in the case of SARs, the difference between the exercise price of the related option per share and the CIC Price;
       (iii) in the case of cash awards where the award period, if any, has not been completed upon the occurrence of a Change in Control, the maximum value of such awards as determined by the Committee at the time of grant, without regard to the performance criteria, if any, applicable to such award; and (iv) in the case of cash awards where the award period, if any, has been completed on or prior to the occurrence of a Change in
       Control: (aa) where the cash award is payable in cash, the value of such award as determined in accordance with the award agreement, and (bb) where the cash award is payable in shares of Common Stock, the CIC Price.

   (c) Option Surrender Rights.

       (1) All stock options granted under the plan shall be accompanied by option surrender rights ("OSRs"). OSRs shall be evidenced by OSR agreements in such form and not inconsistent with the Plan as the Committee shall approve from time to time. Upon the occurrence of an event constituting a Change in Control, all OSRs shall be paid in cash as soon as may be practicable. Upon such payment, such rights and any related stock options shall be cancelled.

       (2) The amount of cash payable in respect of an OSR shall be determined by multiplying the number of unexercised shares as to which the right then relates by the difference between the option price of such shares and the CIC Price.

       (3) Upon the grant of SARs, with respect to the same shares covered by then outstanding OSRs the OSRs relating to such shares shall be automatically cancelled.

   (d) Notwithstanding the foregoing subsections (a), (b) and (c), SARs, OSRs and any stock-based award held by an officer or director subject to Section 16 of the 1934 Act which have been outstanding less than six months (or such other period as may be required by the 1934 Act) upon the occurrence of an event constituting a Change in Control shall not be paid in cash until the expiration of such period, if any, as shall be required pursuant to such Section, and the amount to be paid shall be determined by multiplying the number of SARs, OSRs or stock awards by the CIC Price determined as though the event constituting the Change in Control had occurred on the first day following the end of such period.

23. Certain Provisions Applicable to Awards to Covered Employees

Performance-based awards made to Covered Employees shall be made by the Committee within the time period required under Section 162(m) for the establishment of performance goals and shall specify, among other things, the performance period(s) for such award (which shall be not less than one year), the performance criteria and the performance targets. The performance criteria shall be any one or more of the following as determined by the Committee and may differ as to type of award and from one performance period to another: earnings per share, total shareholder return, return on shareholders' equity, economic value added measures, return on assets, revenue, profit before tax, profit after tax, stock price and return on sales. Payment or vesting of awards to Covered Employees shall be contingent upon satisfaction of the performance criteria and targets as certified by the Committee by resolution of the Committee. To the extent provided at the time of an award, the Committee may in its sole discretion reduce any award to any Covered Employee to any amount, including zero.

                                XEROX CORPORATION
                         ANNUAL MEETING OF SHAREHOLDERS
                        10:00 A.M. THURSDAY, MAY 15, 1997
        THE SUTTON PLACE HOTEL, 955 BAY STREET, TORONTO, ONTARIO, CANADA
P
R
O            THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
X
Y
       The undersigned appoints PAUL A. ALLAIRE, VERNON E. JORDAN, JR., GEORGE
J. MITCHELL and each of them (or, if more than one are present, a majority of those present), as proxies for the undersigned, with full power of substitution, to represent the undersigned and to vote the shares of Common Stock of the Company which the undersigned is entitled to vote at the above annual meeting and at all adjournments thereof, (a) in accordance with the following ballot, and (b) in accordance with their best judgment in connection with such other business as may come before the meeting.




CONTINUED AND TO BE SIGNED ON REVERSE SIDE                           SEE REVERSE
                                                                         SIDE

         Please mark
[X]      votes as in
         this example

Unless marked otherwise, this proxy will be voted FOR the election of Directors, FOR election of Auditors, and FOR amendments to the 1991 Long-Term Incentive Plan.

1. ELECTION OF DIRECTORS NOMINATED BY THE BOARD (Pages 5 to 24)      2. ELECTION OF INDEPENDENT          FOR   AGAINST   ABSTAIN
                                                                        AUDITORS (Page 24)               [ ]     [ ]       [ ]
 Nominees:  Paul A. Allaire,  B.R.  Inman,  Antonia Ax:son Johnson,
 Vernon E. Jordan, Jr., Yotaro Kobayashi,  Hilmar Kopper,  Ralph S.  3. AMENDMENTS TO THE 1991           FOR   AGAINST   ABSTAIN
 Larsen, John D. Macomber,  George J. Mitchell, N.J. Nicholas, Jr.,     LONG-TERM INCENTIVE              [ ]     [ ]       [ ]
 John E. Pepper, Martha R. Seger and Thomas C. Theobald.                PLAN (Pages 24 to 28)

 [ ]  FOR ALL            [ ]  WITHHELD                               Check here to discontinue duplicate Annual Report mailing(s)
      NOMINEES                FROM ALL NOMINEES                      to your household.                                          [ ]

 [ ]   ________________________________________________              Check here if you have comments to the Company.
       For all nominees except as noted above.                       (Please write your comments in the space below.)            [ ]

MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW.      [ ]




                                                                     PLEASE SIGN AS IMPRINTED HEREON AND RETURN PROMPTLY.

Signature: ______________________________   Date ____________        Signature:  ______________________________   Date _____________


                               VOTING INSTRUCTIONS
                                XEROX CORPORATION
                         ANNUAL MEETING OF SHAREHOLDERS
                        10:00 A.M. THURSDAY, MAY 15, 1997
        THE SUTTON PLACE HOTEL, 955 BAY STREET, TORONTO, ONTARIO, CANADA

     To State Street Bank & Trust Company, Trustee:

         As a participant in the Xerox Corporation Employee Stock Ownership Plan, I hereby instruct the Trustee to vote the shares of Stock allocated to my Stock Account and a proportion of the shares held in the Trust which have not yet been allocated as well as shares for which no instructions have been received (a) in accordance with the following direction and (b) to grant a proxy to the proxies nominated by the Board of Directors of the Company giving them discretion in connection with such other business as may come before the meeting.


  CONTINUED AND TO BE SIGNED ON REVERSE SIDE                         SEE REVERSE
                                                                        SIDE

        Please mark
    [X] votes as in
        this example

    Unless marked otherwise, this voting instruction will be voted FOR the election of Directors, FOR election of Auditors, and FOR amendments to the 1991 Long-Term Incentive Plan.

   1. ELECTION OF DIRECTORS NOMINATED BY THE BOARD (Pages 5 to 24)       2. ELECTION OF INDEPENDENT        FOR    AGAINST    ABSTAIN
     Nominees:  Paul A. Allaire,  B.R.  Inman,  Antonia Ax:son Johnson,     AUDITORS (Page 24)             [ ]      [ ]        [ ]
     Vernon E. Jordan, Jr., Yotaro Kobayashi,  Hilmar Kopper,  Ralph S.
     Larsen, John D. Macomber,  George J. Mitchell, N.J. Nicholas, Jr.,

     John E. Pepper, Martha R. Seger and Thomas C. Theobald.             3. AMENDMENTS TO THE 1991         FOR    AGAINST    ABSTAIN
     [ ]  FOR ALL             [ ]  WITHHELD                                 LONG-TERM INCENTIVE            [ ]      [ ]        [ ]
          NOMINEES                 FROM ALL NOMINEES                        PLAN (Pages 24 to 28)

     [ ]  ________________________________________________                  Check here if you have comments to the Company.
          For all nominees except as noted above.                           (Please write your comments in the space below).   [ ]






                                                                          PLEASE SIGN AS IMPRINTED HEREON AND RETURN PROMPTLY.

                                                                          Signature: _____________________________ Date ____________

                              THE DOCUMENT COMPANY
                                      XEROX


Vote Your ESOP Shares Now!

As a participant in the Employee Stock Ownership Plan you have the right to vote the shares allocated to your account!

The enclosed proxy statement provides the background on the proposals being considered at this year's Annual Meeting to be held May 15, 1997. Read it carefully and decide how you want to vote. Mark the boxes on the card, date and sign it and return it in the enclosed postage paid envelope.



Your vote is important.

As an ESOP participant you may direct the Trustee how to vote the shares allocated to your ESOP account. Based upon this direction the Trustee will vote a proportion of the shares held in Trust which have not been allocated as well as shares for which no instructions have been received.



Your vote is confidential.

Xerox has a confidential voting policy. Voting tabulations that identify individual shareholders--including ESOP participants--are kept confidential. See the section entitled Other Matters in the proxy statement for additional information on the confidential voting policy.

Sometimes shareholders write comments on their cards. If you choose to write a comment on your voting card and if it would be appropriate to forward it to a Xerox executive, the Trustee will transcribe your comment. No one at Xerox will see your vote.



Make your vote count!

Fill in your card, sign and date it, then mail it in the return envelope as soon as possible to be sure it's received prior to the Annual Meeting in time to be counted.


                                [XEROX LOGO]